Exhibit 10.13

Kirkland’s, Inc. (the “Company”)

Summary of Named Executive Officer Compensation

Salary. The following table sets forth the 2020 and 2021 annual base salaries provided to the Company’s Chief Executive Officer, Chief Financial Officer and the next other most highly compensated executive officer to be named in the Company’s proxy statement to be filed in connection with the 2021 annual meeting of stockholders (the “Named Executive Officers”).

	2020 Salary	2021 Salary
Steven C. Woodward	$700,000	$750,000
Nicole A. Strain	$360,000	$400,000
Jeffrey T. Martin	$350,000	$375,500

Non-Equity Incentive Plan Compensation. The Company pays annual non-equity incentive compensation under its Amended and Restated 2002 Equity Incentive Plan. For fiscal 2020, the Company’s performance goal was structured such that for named executive officers, 100% payout of the applicable target bonus is attained upon achieving 100% of the Company’s designated EBIT goal, which corresponds to operating income (loss) on the Company’s financial statements prepared in accordance with generally accepted accounting principles, with threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal and maximum bonus (150% target payout) attained upon achieving 150% of the Company EBIT goal. Bonus amounts earned for fiscal 2020 were paid at the maximum level based on fiscal 2020 Company EBIT.

The bonuses paid to Named Executive Officers in fiscal 2021 for fiscal 2020 performance pursuant to the Company’s non-equity incentive compensation plan under the Company’s Amended and Restated 2002 Equity Incentive Plan were as follows:

Fiscal 2020 Bonus Amount
Steven C. Woodward	$1,050,000
Nicole A. Strain	$324,000
Jeffrey T. Martin	$262,500

For fiscal 2021, the Company’s performance goal is structured such that for named executive officers, 100% payout of the applicable target bonus is attained upon achieving 100% of the Company’s designated EBIT goal, with threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal and maximum bonus (200% target payout) attained upon achieving 125% of the Company EBIT goal. The following table sets forth the fiscal 2021 bonus targets as a percentage of 2021 base salary set for the Named Executive Officers:

	Threshold	Target	Maximum
Steven C. Woodward	50%	100%	200%
Nicole A. Strain	30%	60%	120%
Jeffrey T. Martin	25%	50%	100%

Equity Based Incentives. The Company awards equity incentive compensation under its Amended and Restated 2002 Equity Incentive Plan to Named Executive Officers. On March 24, 2021, the Named Executive Officers were granted the following awards of time-based vesting restricted stock units (“RSUs”) and performance-based RSUs:

8
	Time-Based RSUs	Target Performance-Based RSUs
Steven C. Woodward	37,986	37,986
Nicole A. Strain	12,156	12,156
Jeffrey T. Martin	9,117	9,117

Time-based RSUs vest ratably over three years. Performance-based RSUs for the 2021 and 2022 performance periods cliff vest at the end of fiscal 2023 based on the achievement of annual EBITDA in relation to targeted EBITDA during each of the 2021 and 2022 fiscal year performance periods with between 50% and 200% of the targeted performance-based RSUs listed in the table above vesting, if at all, which is then adjusted by a 3-year relative total shareholder return performance modifier of +/- 20% applied to the earned shares.

Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of Named Executive Officers may be provided in the Company’s filings with the SEC, including the proxy statement to be filed in connection with the 2021 annual meeting of stockholders.